Exhibit 10.5

Haymaker Acquisition Corp. II

650 Fifth Avenue, Floor 10

New York, NY 1001

September 8, 2020

Haymaker Sponsor II LLC

650 Fifth Avenue, Floor 10

New York, NY 10019

Re: Allocation of Termination Fees

Ladies and Gentlemen:

In consideration of the various commitments and obligations of Haymaker Sponsor II LLC (the “Sponsor”), and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), this letter is being executed and delivered by Haymaker Acquisition Corp. II, a Delaware corporation (the “SPAC”), to the Sponsor. Reference is made to the Non-Binding Letter of Intent, dated as of July 12, 2020, by and among the SPAC, GPM Investments, LLC, and ARKO Holdings Ltd. (as may be amended from time to time, the “LOI”) and to the LOI Termination Fee and AA Termination Fee (each, a “Termination Fee” and collectively, the “Termination Fees”) provided for therein. Capitalized terms used and not otherwise defined herein have the meanings set forth in the LOI.

This letter confirms that if a Termination Fee shall be paid to the SPAC pursuant to the terms of the LOI or the Definitive Agreements, the SPAC shall allocate any amounts received by the SPAC, less any amounts payable in respect of applicable taxes, as follows (and with the following priority): (i) to pay the expenses of the SPAC incurred in connection with the Proposed Transaction; (ii) to purchase from the Sponsor the warrants to purchase Class A Common Stock of the SPAC that the Sponsor purchased in connection with the SPAC’s initial public offering; (iii) to reimburse the SPAC for its expenses in connection with the Proposed Transaction or any other potential business combinations; (iv) to pay $25,000 to the Sponsor; and (v) to pay any taxes applicable to the SPAC. The SPAC shall cause the amount of the applicable Termination Fee remaining after such payments to be paid to the holders of Class A Common Stock of the SPAC at the time of the SPAC’s liquidation (the “Public Stockholders”) on a pro rata basis based on the number of shares of Class A Common Stock held by such Public Stockholders.

This letter constitutes the entire agreement and understanding of the SPAC and the Sponsor in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the SPAC and the Sponsor, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This letter may not be changed, amended, modified or waived except by a written instrument executed by the SPAC and the Sponsor.

Neither the SPAC nor the Sponsor may assign either this letter or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter shall be binding on the undersigned and each of its respective successors, heirs, personal representatives or assigns.

signature page follows

This letter shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Sincerely, HAYMAKER ACQUISITION CORP. II

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Chief Financial Officer

Signature Page to Allocation of Termination Fees